                                                                   EXHIBIT 10.28

                      SECOND AMENDMENT TO CREDIT AGREEMENT

         THIS DOCUMENT is entered into as of May 17, 1999, between TEPPCO COLORADO, LLC, a Delaware limited liability company ("BORROWER"), the Required Lenders listed on the signature page to this document, and SUNTRUST BANK, ATLANTA, as Agent for Lenders ("AGENT").

         Borrower, Lenders, and Agent are party to the Credit Agreement (as it may have been renewed, extended, and amended through the date of this document, the "CREDIT AGREEMENT") dated as of April 21, 1998, providing for a $38,000,000 term loan to Borrower. Borrower, Required Lenders, and Agent have agreed, upon the following terms and conditions, to amend the Credit Agreement as provided in PARAGRAPH 2 below. Accordingly, for adequate and sufficient consideration, Borrower, Required Lenders, and Agent agree as follows:

1. TERMS AND REFERENCES. Unless otherwise stated in this document (A) terms defined in the Credit Agreement have the same meanings when used in this document and (B) references to "SECTIONS," "SCHEDULES," and "EXHIBITS" are to the Credit Agreement's sections, schedules, and exhibits.

2.       AMENDMENTS. The Credit Agreement is amended as follows:

         (A) SECTION 1.1 is amended by entirely amending or adding the following definitions in alphabetical order with the other definitions in that section:

                  "ACQUISITION" by any Person means any transaction or series of transactions on or after the Closing Date pursuant to which that Person directly or indirectly -- whether in the form of a capital expenditure, an Investment, a merger, a consolidation, or otherwise and whether through a solicitation of tender of equity securities, one or more negotiated block, market, private, other transactions, or any combination of the foregoing -- purchases (a) all or substantially all of the business or assets of any other individual or entity or operating division or business unit of any other individual or entity, or (b) more than 25% of the equity interest in any other individual or entity.

                  "DEBT" means -- for any Person, at any time, and without duplication -- the sum of (a) all Funded Debt of that Person, plus (b) all obligations arising under acceptance facilities or facilities for the discount or sale of accounts receivable, plus (c) all direct or contingent obligations in respect of letters of credit, plus (d) each obligation for Hedging Exposure of $10,000,000 or more, plus (e) all guaranties, endorsements, and other contingent obligations for the obligations in respect of obligations of other persons or entities of the nature described in CLAUSES (A) through (D) above.

                  "EBITDA" means:

                           (a) For any period consisting of four consecutive fiscal quarters taken as a single accounting period, for any Person, and without duplication, the sum of (i) Net Income plus (ii) to the extent actually deducted in determining Net Income, Interest Expense, Tax Expense, depreciation, and amortization; and

                           (b) For purposes of calculating EBITDA in respect of any entity that became a Subsidiary of that Person or was merged with or consolidated into that Person during that period, EBITDA of that Person shall include the EBITDA of that entity during that period and before the date of that acquisition, merger, or consolidation for a total period of four consecutive fiscal quarters.


                                                                SECOND AMENDMENT

                  "FUNDED DEBT" means -- for any Person, at any time, and without duplication -- the SUM of (a) the unpaid principal amount or component of all obligations for borrowed money, PLUS (b) the unpaid principal amount or component of all obligations evidenced by bonds, debentures, notes or similar instruments, PLUS (c) the unpaid principal amount or component of all obligations to pay the deferred purchase price of property or service except trade accounts payable arising in the ordinary course of business, PLUS (d) in respect of all obligations that are secured (or for which the holder of any such obligation has an existing Right, contingent or otherwise, to be so secured) by any Lien on property owned or acquired by that Person, the lesser of EITHER the unpaid amount of all of those obligations from time to time outstanding OR the fair-market value of the property securing all of those obligations, liabilities secured (or for which the holder of such obligations has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, PLUS (e) all Capital Lease obligations, PLUS
         (f) the unpaid principal amount or component of all obligations under synthetic leases, PLUS (g) the unpaid principal amount or component of all guaranties, endorsements, and other contingent obligations in respect of obligations of other persons or entities of the nature described in CLAUSES (A) through (F) above.

                  "GUARANTOR CREDIT AGREEMENT" means the Credit Agreement dated as of May 17, 1999, between Guarantor, certain lenders, and SunTrust Bank, Atlanta, as administrative agent for those lenders.

                  "INTEREST EXPENSE" means, for any Person and any period, all interest expense (including all amortization of debt discount and expenses and reported interest) on all Funded Debt of that Person.

                  "MATERIAL-ADVERSE EVENT" means any circumstance or event that, individually or collectively, is, or is reasonably expected to result (at any time before the Commitments are fully cancelled or terminated and the Obligation is fully paid and performed) in, any (a) material impairment of (i) the ability of Borrower or Guarantor to perform any of their respective payment or other material obligations under any Credit Document, or (ii) the ability of Agent or any Lender to enforce any of those obligations or any of their respective Rights under the Credit Documents (OTHER THAN as a result of its own act or omission), (b) material and adverse effect on the financial condition of Guarantor individually, or Parent and its Subsidiaries as a whole as represented to Lenders in the Current Financials most recently delivered before the date of this agreement, or (c) Event of Default or Potential Default.

                  "NET INCOME" means, for any Person and any period, that Person's profit or loss (a) after deducting all of its operating expenses, provision for Taxes, and reserves (including reserves for deferred income Taxes), and all other deductions in accordance with GAAP, but (b) excluding (i) extraordinary items, and (ii) the profit or loss of any entity accrued before the date that (A) it becomes a Subsidiary of such Person, (B) it is merged with such Person or any of its Subsidiaries, or (C) its assets are acquired by such Person of any of its Subsidiaries.

                  "OTHER CREDIT AGREEMENTS" means the Guarantor Credit Agreement and the TEPPCO Crude Credit Agreement.

                  "RESPONSIBLE OFFICER" means the chairman, president, vice president, chief executive officer, chief financial officer, treasurer, or corporate secretary of General Partner.

                  "TEPPCO CRUDE" means TEPPCO Crude Oil, LLC, a Delaware limited liability company.


                                       2                        SECOND AMENDMENT

                  "TEPPCO CRUDE CREDIT AGREEMENT" means the Credit Agreement dated as of the date of this agreement, between TEPPCO Crude, certain lenders, and SunTrust Bank, Atlanta, as administrative agent for those lenders.

                  "Y2K ISSUE" means the risk that computer applications used by the Companies or by any of their respective suppliers or vendors may be unable properly to recognize and perform date-sensitive functions.

         (B)      A new SECTION 5.20 is added as follows:

                  5.20 Y2K ISSUE. Each Company has (a) initiated a review and assessment of all areas within businesses and operations (including those affected by suppliers and vendors) that could be adversely affected by the Y2K Issue, (b) developed a plan and time line for addressing the Y2K Issue on a timely basis, and (c) to date implemented in all material respects that plan in accordance with that timetable.

         (C)      SECTIONS 6.1(a) and 6.1(b) are entirely amended as follows:

                  (a) ANNUAL FINANCIALS. Promptly after preparation but no later than 90 days after the last day of each fiscal year of: (i) Parent, Financials showing the consolidated and consolidating financial condition and results of operations of Parent and its Subsidiaries as of, and for the year ended on, that last day, accompanied by (A) the opinion, without material qualification, of KPMG LLP or other firm of nationally-recognized independent certified public accountants reasonably acceptable to Required Lenders, based on an audit using generally accepted auditing standards, that those Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated and consolidating financial condition and results of operations of Parent and its Subsidiaries, and (B) a related Compliance Certificate from a Responsible Officer, on behalf of Parent; and (ii) Guarantor, Financials showing the consolidated and consolidating financial condition and results of operations of Guarantor and its Subsidiaries as of, and for the year ended on, that last day, accompanied by a Compliance Certificate, together with a completed copy of the schedule to that certificate, from a Responsible Officer, on behalf of Guarantor.

                  (b) QUARTERLY REPORTS. Promptly after preparation but no later than 45 days after the last day of each of the first three fiscal quarters of Parent and the Companies each year, Financials showing the consolidated and consolidating financial condition and results of operations of Parent and its Subsidiaries, and of Guarantor and its Subsidiaries for that fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied in each case by a related Compliance Certificate, together with a completed copy of the schedule to that certificate, signed by a Responsible Officer, on behalf of Parent or Guarantor, as the case may be.

         (D)      A new SECTION 6.1(h) is added as follows:

                  (h) Y2K. Notice promptly after any Company discovers or determines that any computer applications (including those of suppliers and vendors to any Company) that are material to the businesses or operations of any Company will not be compliant in timely resolving the Y2K Issue if that failure could reasonably be expected to be a Material-Adverse Event.

         (E) The first sentence of SECTION 7 is amended by inserting the following parenthetical immediately after the 37th word in that sentence:

                  "(which shall not be unreasonably withheld)"


                                       3                        SECOND AMENDMENT

         (F)      SECTION 7.1 is entirely amended as follows:

                  7.1 DEBT. No Company may have any Debt except the following (the "PERMITTED DEBT"):

                           (a) OBLIGATION. The Obligation and Guaranty under this agreement.

                           (b)    EXISTING DEBT. The Debt described on SCHEDULE
                  5.12 (other than any such Debt that is described on that schedule as to be paid with the proceeds of the Term Loan), together with all renewals, extensions, amendments, modifications, and refinancings of (but not any principal increases to) any of that Debt.

                           (c) DEBT OF GUARANTOR. Debt of Guarantor incurred pursuant to the Guarantor Credit Agreement.

                           (d) HEDGING AGREEMENTS. Solely in respect of Guarantor, Hedging Agreements.

         (G)      SECTION 7.2 is entirely amended as follows:

                  7.2 SENIOR NOTES. No Company may materially amend or modify the terms of the Senior Notes or the related Indenture except as permitted by the express terms thereof.

         (H)      SECTION 7.4 is entirely amended as follows:

                  7.4 LIENS. No Company may (a) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets except Permitted Liens or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Company from creating or incurring any Lien on any of its assets EXCEPT (i) the Credit Documents, (ii) the Other Credit Agreements and related loan documents, (iii) any lease that places a Lien prohibition on only the property subject to that lease, and (iv) arrangements and agreements that apply only to property subject to Permitted Liens. The following are "PERMITTED LIENS":

                  (a) EXISTING LIENS. The existing Liens that are described on SCHEDULE 5.13 and all renewals, extensions, amendments, and modifications of any of them to the extent that the total-principal amount each individually secures never exceeds the total-principal amount secured by it on the date of this agreement.

                  (b) THIS TRANSACTION. Liens, if any, ever granted to Agent in favor of Lenders to secure all of any part of the Obligation.

                  (c) BONDS. Liens securing any industrial development, pollution control, or similar revenue bonds that never exceed a total principal amount of $15,000,000.

                  (d) FORECLOSED PROPERTIES. Liens existing on any property acquired by a Company in connection with the foreclosure or other exercise of its Lien on the property.

                  (e) SETOFFS. Subject to any limitations imposed upon them in the Credit Documents, rights of set off or recoupment and banker's Liens.

                  (f) INSURANCE. Pledges or deposits made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in


                                       4                        SECOND AMENDMENT
         any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs.

                  (g) BIDS AND BONDS. Good-faith pledges or deposits (i) for 10% or less of the amounts due under (and made to secure) any Company's performance of bids, tenders, contracts (EXCEPT for the repayment of borrowed money), (ii) in respect of any operating lease, that are for up to but not more than the greater of EITHER 10% of the total rental obligations for the term of the lease OR 50% of the total rental obligations payable during the first year of the lease, or
         (iii) made to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds benefitting any Company in the ordinary course of its business.

                  (h) PERMITS. Conditions in any permit, license, or order issued by a Governmental Authority for the ownership and operation of a pipeline that do not materially impair the ownership or operation of the pipeline.

                  (i) PROPERTY RESTRICTIONS. Zoning and similar restrictions on the use of, and easements, restrictions, covenants, title defects, and similar encumbrances on, any Real Property or pipeline right-of-way that (i) do not materially impair the Company's use of the Real Property or pipeline right-of-way and (ii) are not violated by existing or proposed structures (including the pipeline) or land use.

                  (j) EMINENT DOMAIN. The Right reserved to, or vested in, any Governmental Authority (or granted by a Governmental Authority to another Person) by the terms of any Right, franchise, grant, license, permit, or Legal Requirements to purchase or recapture, or to designate a purchaser of, any property.

                  (k) INCHOATE LIENS. If no Lien has been filed in any jurisdiction or agreed to (i) claims and Liens for Taxes not yet due and payable, (ii) mechanic's Liens and materialman's Liens for services or materials and similar Liens incident to construction and maintenance of real property, in each case for which payment is not yet due and payable, (iii) landlord's Liens for rental not yet due and payable, and (iv) Liens of warehousemen and carriers and similar Liens securing obligations that are not yet due and payable.

                  (l) MISCELLANEOUS. Any of the following to the extent that the validity or amount is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP has been made, levy and execution has not issued or continues to be stayed, and they do not individually or collectively detract materially from the value of the property of the Company in question or materially impair the use of that property in the operation of its business: (i) Claims and Liens for Taxes; (ii) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process before adjudication of a dispute on the merits; (iii) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; (iv)
         Liens incident to construction and maintenance of real property; and
         (v) adverse judgments, attachments, or orders on appeal for the payment of money.

         (I)      SECTION 7.8 is entirely amended as follows:

                  7.8 INVESTMENTS. No Company may make any Investments except the following (the "PERMITTED INVESTMENTS"):


                                       5                        SECOND AMENDMENT

                           (a) INVESTMENT POLICY. Investments specifically permitted by General Partner's short-term cash and long-term investment policies, true and correct copies of which have been provided to Agent as they are from time to time in effect.

                           (b) PERMITTED ACQUISITIONS. Any Acquisition so long as (i) no Event of Default or Potential Default exists immediately before, or will occur as a result of (or otherwise will exist immediately after), that Acquisition,
                  (ii) that Acquisition will not cause any of the representations or warranties (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this agreement) in the Credit Documents to be materially incorrect, (iii) that Acquisition is within the same or substantially the same type of business as the Companies as of the Closing Date, (iv) the board of directors (or similar governing body) of the Person to be acquired has not notified any Company or any Lender that it opposes the offer by any Company to acquire that Person and that opposition has not been withdrawn, (v) if structured as a merger or consolidation, SECTION 7.11 is complied with, and (vi) promptly after that Acquisition is completed, Borrower gives to Lenders a written description of the acquired entity and of its business and operations.

         For purposes of this SECTION 7, the total amount outstanding of any Investment by any Person in any other Person is to be determined net of repayments and dividends to, and sales of securities of the second Person by, the first Person.


                                       6                       SECOND AMENDMENT

         (J)      SECTION 7.9 is entirely amended as follows:

                  7.9      DISTRIBUTIONS.  No Company may:

                           (a) enter into or permit to exist any arrangement or agreement (other than this agreement and the Other Credit Agreements) that prohibits it from paying Distributions to its equity holders; or

                           (b) declare, make, or pay any Distribution other than (i) Distributions from any Subsidiary of Borrower to its parent corporation and (ii) Distributions from Borrower to Guarantor at any time when no Potential Default or Event of Default exists or would exist immediately after that Distribution.

         (K)      SECTION 7.10(b) is entirely amended as follows:

                           (b) Guarantor may not sell, assign, lease, transfer, or otherwise dispose of any of its assets (including equity interests in any other Company) OTHER THAN
                  (a) dispositions in the ordinary course of business for a fair and adequate consideration and (b) dispositions of assets that are obsolete or are no longer in use and are not significant to the continuation of Guarantor's business.

         (L)      A new SECTION 7.17 is added as follows:

                  7.17 AMENDMENT OF CONSTITUENT DOCUMENTS. No Company shall materially amend or modify (or permit the material amendment or modification of) its Constituent Documents.

         (M)      SECTION 8 is entirely amended as follows:

                  SECTION 8. FINANCIAL COVENANTS. As long as any Lender is committed to lend under this agreement and until the Obligation has been fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders that, without first obtaining Required Lenders' consent to the contrary, the following may not occur or exist as applicable to the Companies and as determined as of the last day of each fiscal quarter of Borrower:

                           8.1 MINIMUM NET WORTH. The Companies' stockholders' equity may never be less than the sum of (a) $187,648,000, plus (b) 15% of the Companies' cumulative, quarterly Net Income (without deduction for losses) after December 31, 1998, plus (c) 100% of all equity contributions to Guarantor after December 31, 1998.

                           8.2 MAXIMUM FUNDED DEBT TO EBITDA. The ratio of the Companies' Funded Debt to the Companies' EBITDA may never exceed the following, as applicable:


                               ===========================================
                                    QUARTER(S) ENDING            RATIO
                               ===========================================
                               06/30/99 through 03/31/01     4.50 to 1.00
                               06/30/01 through 12/31/02     4.00 to 1.00
                               03/31/03 and thereafter       3.75 to 1.00
                               ===========================================


                                       7                        SECOND AMENDMENT

                           8.3 FIXED CHARGE COVERAGE RATIO. The ratio of (a) the Companies' EBITDA to (b) the Companies' Interest Expense and expenditures for the maintenance or repair of capital assets may never be less than the following, as applicable:


                               ===========================================
                                    QUARTER(S) ENDING            RATIO
                               ===========================================
                               06/30/99 through 12/31/00     1.75 to 1.00
                               03/31/01 and thereafter       2.00 to 1.00
                               ===========================================

         (N)      SECTION 9.3 is entirely amended as follows:

                  9.3 DEBTOR RELIEF. Any Company (a) is not Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or
         (d) becomes a party to or is made the subject of any proceeding (except as a creditor or claimant) provided for by any Debtor Law (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).

         (O)      SECTION 9.4 is entirely amended as follows:

                  9.4 JUDGMENTS AND ATTACHMENTS. Where the amounts in controversy or of any judgments, as the case may be, exceed (from and after the Closing Date and individually or collectively) $25,000,000 for Parent or Guarantor or $1,000,000 for any other Company, such entity fails (a) to have discharged, within 60 days after its commencement, any attachment, sequestration, or similar proceeding against any of its assets or (b) to pay any money judgment against it within ten days before the date on which any of its assets may be lawfully sold to satisfy that judgment.

         (P)      SECTION 9.8 is entirely amended as follows:

                  9.8      OTHER DEBT.

                           (a) OTHER CREDIT AGREEMENTS. The existence of an "Event of Default" under either of the Other Credit Agreements.

                           (b) OTHER. In respect of any Senior Notes or in respect of any other Debt owed by any Company (other than the Obligation) individually or collectively of at least $10,000,000 (a) any Company fails to make any payment when due (inclusive of any grace, extension, forbearance, or similar period), or (b) any default or other event or condition occurs or exists beyond the applicable grace or cure period, the effect of which is to cause or to permit any holder of that Debt to cause (whether or not it elects to cause) any of that Debt to become due before its stated maturity or regularly scheduled payment dates, or (c) any of that Debt is declared to be due and payable or required to be prepaid by any Company before its stated maturity.

         (Q) EXHIBIT C is entirely amended in the form of, and all references in the Credit Agreement to that exhibit are changed to, the attached AMENDED EXHIBIT C.


                                       8                        SECOND AMENDMENT

3. CONDITIONS PRECEDENT. Notwithstanding any contrary provision, the foregoing paragraph in this document is not effective unless and until (A) the representations and warranties in this document are true and correct and (B) Agent receives counterparts of this document executed by each party named on the signature page of this document.

4. REPRESENTATIONS. To induce Lenders and Agent to enter into this document, Borrower represents and warrants to Lenders and Agent that as of the date of this document (A) Borrower has all requisite authority and power to execute, deliver, and perform its obligations under this document, which execution, delivery, and performance have been duly authorized by all necessary corporate action, require no action by or filing with any Governmental Authority, do not violate any of its Constituent Documents or (except where not a Material-Adverse Event) violate any Legal Requirements applicable to it or any material agreement to which it or its assets are bound, (B) upon execution and delivery by all parties to it, this document will constitute Borrower's legal and binding obligation, enforceable against it in accordance with this document's terms except as that enforceability may be limited by Debtor Laws and general principles of equity, (C) all other representations and warranties in the Credit Documents are true and correct in all material respects except to the extent that (1) any of them speak to a different specific date or (2) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement, and (D) no Material-Adverse Event, Event of Default, or Potential Default exists.

5. EXPENSES. Borrower shall pay all costs, fees, and expenses paid or incurred by Agent incident to this document, including, without limitation, the reasonable fees and expenses of Agent's special counsel in connection with the negotiation, preparation, delivery, and execution of this document and any related documents.

6. MISCELLANEOUS. All references in the Credit Documents to the "Credit Agreement" refer to the Credit Agreement as amended by this document. This document is a "Credit Document" referred to in the Credit Agreement; therefore, the provisions relating to Credit Documents in SECTIONS 1 and 12 are incorporated in this document by reference. Except as specifically amended and modified in this document, the Credit Agreement is unchanged and continues in full force and effect. This document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This document binds and inures to each of the undersigned and their respective successors and permitted assigns, subject to SECTION 12.10. THIS DOCUMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES IN RESPECT OF THE MATTERS COVERED BY THE CREDIT DOCUMENTS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                            SIGNATURE PAGE FOLLOWS.


                                       9                        SECOND AMENDMENT

         EXECUTED as of the date first stated in this Second Amendment to Credit Agreement.

TEPPCO COLORADO, LLC, as Borrower                 SUNTRUST BANK, ATLANTA, as
                                                  Agent and a Lender

By:  TE PRODUCTS PIPELINE COMPANY,
     LIMITED PARTNERSHIP, as Sole
     Member

                                                  By          /s/ John A. Fields, Jr.
  By:    TEXAS EASTERN PRODUCTS                        ------------------------------------
         PIPELINE COMPANY, as General                  Name:      John A. Fields, Jr.
         Partner                                              -----------------------------
                                                       Title:     Vice President
                                                              -----------------------------

     By  /s/ Charles H. Leonard                   By       /s/ F. McClellan Deaver, III
         -----------------------------------          -------------------------------------
         Charles H. Leonard, Senior Vice              Name:    F. McClellan Deaver, III
                                                              -----------------------------
         President, Chief Financial Officer,          Title:   Group Vice President
         and Treasurer                                        -----------------------------

                               BANK ONE, TEXAS, N.A., as a Lender


                               By        /s/  Joseph Giampetroni
                                     -----------------------------------
                                     Joseph Giampetroni, Vice President


                             CONSENT AND AGREEMENT

         To induce Required Lenders to enter into this document, the undersigned (a) consents and agrees to this document's execution and delivery,
(b) ratifies and confirms that the guaranty granted to Agent and Lenders under the Credit Documents (as it may have been renewed, extended, and amended) is not released, diminished, impaired, reduced, or otherwise adversely affected by this document and continues to guarantee, the full payment and performance of all present and future Obligation, and (c) waives notice of acceptance of this consent and agreement, which consent and agreement binds the undersigned and its successors and permitted assigns and inures to Agent and Required Lenders and their respective successors and permitted assigns.

                                TE PRODUCTS PIPELINE COMPANY, LIMITED
                                PARTNERSHIP, as Guarantor

                                By:     TEXAS EASTERN PRODUCTS PIPELINE
                                        COMPANY, as General Partner

                                        By      /s/ Charles H. Leonard
                                            -----------------------------------
                                            Charles H. Leonard, Senior Vice
                                            President, Chief Financial Officer,
                                            and Treasurer